Exhibit 99.3

July 22, 2020

VIA EMAIL

General Cannabis Corp.

6565 E. Evans Ave

Denver, CO 80224

Attention: Board of Directors

Re:	Form 8-K Disclosure

Dear Board of Directors:

I have reviewed the disclosure contained in the Current Report on Form 8-K filed by General Cannabis Corp. (the “Company”) with the Securities and Exchange Commission on July 14, 2020 (the “Form 8-K”). Among other things, the Form 8-K states that “Mr. Feinsod did not specifically identify any concerns or disagreements in his resignation letter. Management and the Board of Directors, however, can surmise that his concerns and disagreements relate to unspecified general claims that the Company had deficiencies in its controls and procedures.”

The disclosure in the Form 8-K suggests that my concerns and disagreements were not known to members of management and the board of directors of the Company (the “Board”). This belies the fact that I communicated my specific concerns and disagreements to members of management, the Board and the Audit Committee of the Board on several occasions prior to my resignation as a Board member, and that my resignation letter referenced those concerns and prior communications. Indeed, the Form 8-K disclosure to the effect that management and the board of directors were required to “surmise” my concerns is disingenuous at best.

Sincerely,

/s/ Michael Feinsod
Michael Feinsod